Exhibit 99.1

FOR IMMEDIATE RELEASE

SHERMEN WSC ACQUISITION CORP.
ANNOUNCES SEPARATE TRADING OF COMMON STOCK AND WARRANTS

New York, June 8, 2007—Shermen WSC Acquisition Corp. (the “Company”) (OTCBB: SACQU) announced today that, commencing with the opening of trading on June 18, 2007, holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units.  Those units not separated will continue to trade on the OTC market under the symbol SACQU, and each of the common stock and warrants will trade on the OTC market under the symbols SACQ and SACQW, respectively.

Shermen WSC Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business within the agricultural industry. The Company completed its initial public offering of 23,000,000 units on May 30, 2007 and this separate trading is as provided for under the terms of the offering.  On June 5, 2007, the Company filed its Current Report on Form 8-K, which includes the Company’s audited balance sheet reflecting the receipt of the proceeds of the offering, with the Securities and Exchange Commission.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

For more information contact Mr. Francis P. Jenkins, Jr. or Mr. G. Kenneth Moshenek at (212) 300-0020.